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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 15, 2002



                            MRV COMMUNICATIONS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                   06-1340090
     (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

        20415 NORDHOFF STREET
               CHATSWORTH, CA                               91311
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


                    ISSUER'S TELEPHONE NUMBER: (818) 773-0900

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)




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Item 2.  Other Events

    Prior to the transaction described below, registrant, through its wholly-owned subsidiary, Luminent, Inc. ("Luminent"), owned 97.155% of the total issued and outstanding share capital of Fiber Optic Communications, Inc., a corporation organized and existing under the laws of the Republic of China, or Taiwan ("FOCI") and 99.99% of the total issued and outstanding share capital of Quantum Optic, Inc. a corporation organized and existing under the laws of the Republic of China, or Taiwan ("QOI").

    Effective on October 15, 2002, Luminent, in a single transaction, sold (1) 53,570,000 shares of the capital stock of FOCI amounting to 77.655% of the total issued and outstanding share capital of FOCI and (2) 18,999,815 shares of the capital stock of QOI, representing approximately 99.99% of the total issued and outstanding share capital of QOI. The purchasers consisted of employees of FOCI, including its President, Steve Lin. Luminent continues to hold approximately 19.5% of the outstanding share capital of FOCI.

    The consideration received by Luminent for the sale of the FOCI and QOI shares, which was determined through arms' length negotiations between Luminent and registrant on the one hand, and the purchasers on the other, consisted of $8 million in cash and $2.0 million in credit against future purchases of components.

Item 7.  Financial Statements and Exhibits

    (a) Financial Statements of Business Acquired

    Not applicable.

    (b) Pro forma Financial Information

    It is impracticable to file the required pro forma financial information with this Form 8-K report. Registrant plans to file the required pro forma financial information as an amendment to this Form as soon as practicable, but not later than 60 days following the date by which this report on Form 8-K must be filed.

    (c) Exhibits

        2.1 Share Purchase Agreement dated September 30, 2002, by and amongst Luminent and Lin, Song-Fure (Steve), Chen, Chao Hsien (Goodman), Hou, Janpu Hsu and Jen Hsu (Rio).




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 21, 2002

                                   MRV COMMUNICATIONS, INC.



                                  By: /s/ SHAY GONEN
                                      -------------------------
                                      Shay Gonen
                                      Chief Financial Officer

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